Exhibit 11.1

[TRANSLATION]

Code of Ethics

CODE OF ETHICS

Code of Ethics

Code of Ethics

I.	SCOPE

This Code of Ethics (the “Code”) applies to all directors, officers and employees (collectively the “Employees” or individually the “Employee”) of Quebecor Inc. (“QI”) as well as to those of its subsidiaries (with the exception of TVA Group Inc. and Videotron G.P. which have adopted their own codes, similar to this one), its divisions and business units. All the entities concerned by the Code are designated herein as “the Corporation”)

To facilitate the reading of this Code, the use of the singular shall include the plural and the use of the masculine shall include the feminine, and vice versa.

II.	PURPOSE

The Corporation’s reputation and the trust and confidence of those with whom it deals, are an integral part of its success. The Corporation is committed to managing its business in accordance with a set of values that adhere to the highest standards of integrity and excellence.

Now, more than ever, corporations must adopt certain guidelines to ensure that all Employees behave in accordance with these values.

III.	RESPONSIBILITY

Every Employee is responsible for becoming generally familiar with and for following this Code, other Corporation’s policies, as well as all laws, rules and regulations that apply to their position with the Corporation and their level of responsibility.

This Code does not describe all of the Corporation’s policies. Needless to say, each Employee must also comply without restriction with all other existing Corporation’s policies.

The QI Board of Directors, through its Corporate Governance and Nominating Committee (“Corporate Governance Committee”), is responsible for ensuring that a procedure is in place to denounce any violation to this Code.

The Vice President, Human Resources of Quebecor Media Inc. (“QMI”), along with the Vice President, Internal Audit of QMI and the Vice President of QMI and the Vice President and Secretary of QI revise the Code when deemed appropriate and recommend any amendment to the Corporate Governance Committee. Following the approval by the said committee, the revised Code is distributed to all Employees.

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IV.	WORK ENVIRONMENT

The Corporation respects and welcomes diversity among its Employees, customers, and suppliers.

Discrimination

The Corporation is committed to equal employment opportunity without regard to race, color, religion, gender, pregnancy, civil status, ethnic or national origin, age (except as provided by law), political convictions, language, social condition, a handicap or the use of any means to palliate a handicap, and sexual orientation, provided that the person is able to perform the functions that are incumbent to his position. It is the Corporation’s policy to make decisions on hiring, job assignment and promotion, solely on the basis of personal qualifications, ability and performance.

The Corporation considers that all of its Employees are equal and, as such, they must be treated and treat each other with mutual respect. The Corporation is committed to fight against prejudice, discrimination and harassment in all forms within its organization. Consequently, discriminating against any Employee or person with whom the Corporation does business on the basis of race, color, religion, gender, pregnancy, civil status, ethnic or national origin, age (except as provided by law), political convictions, language, social condition, a handicap or the use of any means to palliate a handicap, sexual orientation or for any other reason is strictly prohibited.

Harassment

Harassment is defined as any vexatious behaviour in the form of repeated and hostile or unwanted conduct, verbal comments, actions or gestures, that affects a person’s dignity or psychological or physical integrity and that results in a harmful work environment for the person. A single serious incidence of such behaviour that has a lasting harmful effect on an employee may also constitute psychological harassment. For example, unwelcome advances or requests for sexual favours, inappropriate comments or jokes, intimidation, bullying or physical contact, creating a hostile, intimidating or offensive work environment, are considered as harassment. The Corporation will not tolerate any form of harassment or violence in its workplace. This type of behaviour is unacceptable since it denies the right of every person to be treated with dignity and respect.

Workplace security

The Corporation seeks to provide each Employee with a clean, safe, and healthy workplace. To achieve that goal, all Employees must understand their share of responsibility for abiding by all safety rules and practices and must take the necessary precautions to prevent professional injuries.

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Drugs and alcohol

A drug and alcohol-free workplace is important for maintaining the renown and the reputation of the Corporation, as well as for protecting the health and safety of its Employees. The use, possession, distribution or sale of illicit drugs or of alcohol on Corporation premises is strictly prohibited.

V.	RELATIONS WITH CUSTOMERS AND SUPPLIERS

The Corporation is a customer-driven company committed to optimizing the contribution of its Employees, technology and other resources in order to meet or exceed customer expectations.

Employees should always act in a professional and courteous manner in their dealings with customers and suppliers. They must maintain an honest and loyal relationship with them, in full compliance with the Corporation’s contractual obligations and the applicable laws and regulations.

No Employee must ever make false representations, and any misunderstanding should be clarified as soon as possible.

Each Employee has a duty to keep confidential any personal or business information about customers and suppliers to which the Employee has access to in the course of his work or otherwise in the Corporation, whether be it verbal, written or electronic information. Examples are customer documentation, specifications, the content of their publications or information on the customer’s company obtained in the course of doing business. In all cases, this information is strictly confidential and is of a proprietary nature belonging to the customer and can only be used to provide the services requested by the customer.

VI.	CONFLICT OF INTEREST

The Corporation expects and requires its Employees to always act in its best interest. It also expects and requires its Employees to be and to remain, at all times, free of any conflicting interests or relationships and to refrain from acting or being in a situation of conflict of interests.

Directors

A director who finds himself in a conflict of interest during any Board or Committee meeting of the Corporation must immediately declare his interest and, within the limits of the applicable laws, refrain from participating in any discussion about the conflicting issue or from voting thereon.

Officers and other Employees

A conflict of interest arises whenever the private interest of an Employee interferes or conflicts in any way with that of the Corporation. In any decision taken in the course of his job, the

Code of Ethics

Employee must always act in an objective manner based solely on the best interest of the Corporation and unaffected by any consideration of personal gain for the Employee or anyone personally associated with him, including friends or relatives. An Employee must always refrain from helping any other business or person in securing any contract with the Corporation from which he can derive a personal benefit.

It is impossible to provide an exhaustive list of all situations that could give rise to real or potential conflicts of interest. For instance, a conflict of interest would exist when an Employee:

1.	either for his benefit or that of any person, association or company, conducts activities during working hours that are neither directly related to, nor required, for his functions (except with the management’s specific request or permission) and which deprive the Corporation from the Employee’s services or prevent that Employee from devoting all efforts and attention to the Corporation’s affairs;

2.	holds a position within the Corporation whereby the Employee can use his authority towards any relatives or friends and which may prevent that Employee from being impartial in his decision-making process.

3.	as a result of an outside third party relationship, is in a position that could:

a)	make personal gain for the benefit of that Employee or any relative or friend;

b)	render the Employee partial towards the third party contrary to the best interest of the Corporation;

c)	place the Employee in an equivocal, embarrassing or ethically questionable position towards that third party; or

d)	reflect unfavourably on the integrity and honesty of the Employee;

4.	takes advantage of business opportunities that belong to the Corporation or are discovered through the use of the Corporation’s resources, property, information or the Employee’s position with the Corporation;

5.	uses the Corporation’s property or information, or his position held within the Corporation, for personal gain, including to further his interest or that of relatives or friends;

6.	accepts gifts (other than of a nominal, symbolic or promotional nature) from a supplier, client or any other person which has, or may have dealings with the Corporation;

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7.	directly or indirectly competes with the Corporation or has a direct or indirect interest or relationship that is actually harmful or detrimental to the Corporation’s best interest; and

8.	engages in business or gainful activities that might be detrimental to the best interest of the Corporation. The term “gainful activities” includes any professional activity, supervision or training of other persons, or consultation or advice, for any form of remuneration.

Every Employee who may find himself in, or be brought into a situation of conflict of interest or the appearance thereof, should make a full written disclosure of the circumstances to his superior or to the head of the Human Resources Department.

VII.	CORPORATION PROPERTY

The Employees have a responsibility to protect the Corporation’s property and assets and to ensure their use in accordance with their intended use.

Such property includes tangible assets such as buildings, equipment, money, inventories, documents, computers, networks, systems, applications, database, communication tools, etc. Intangible assets such as inventions, ideas, patents and other forms of intellectual property, as they relate to the Corporation’s actual or anticipated business and which are created or conceived during or after working hours are also considered as Corporation property.

All possible safeguards must be taken to prevent theft, misuse, damage, loss or sabotage, carelessness and waste of the Corporation’s property.

Corporation property is to be used by Employees for work and legitimate business purposes only and not for personal use.

Computer, telephone and internet networks

The Corporation may monitor the use of its property at all times including the computer and telecommunication networks and the data and communication transiting through them. Although a minimal occasional personal use of the telephone and the Internet is allowed (including social media), as long as it does not hinder work performance, no confidentiality exists for the Employees. Messages, communications and the use of the Internet may be monitored by the Corporation. In no circumstances can an Employee access content involving games, pornography, racist or insulting subjects or words, social encounters or all means offering content of such nature.

Electronic mail

The use of electronic mail requires the same level of attention and reserve than any other written communication. Language must be appropriate and the addressees must be only those to whom

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the message is relevant. Confidential information must not circulate electronically without appropriate measures being taken to protect them and prevent them from losing the protection that they would otherwise have. Electronic mail favours direct communication without nuance and reserve; consequently, it must not be used to discuss matters that could lead to contentious issues or to exchange comments related to such matters. It is obviously possible to communicate electronically with the Legal Affairs Department as long as the communications addressed to this department (directly or copied) bear the mention “To the attention of the Legal Affairs Department and protected by the solicitor-client privilege”.

VIII.	CORPORATION FUNDS

When an Employee’s position involves the use of Corporation funds, it is the responsibility of the Employee to exercise his good judgment, on the Corporation’s behalf, to ensure that the Corporation gets the best commercial value for every dollar spent.

Employees who incur expenses while on company business can only seek reimbursement for expenses that were actually paid for goods and services and that are reasonable and pre-authorized. They are required to provide all supporting documentation and appropriate receipts with their reimbursement request.

Employees who have access to Corporation funds in any form are expected to be familiar with the Corporation’s prescribed practices and procedures pertaining thereto. “Corporation funds” are any monies, documents or records that have or represent financial value. Corporation funds include, but are not limited to, currency, cheques, vouchers, credit, receivables, payables, money orders, expenses, reimbursements and pay cheques.

It is clearly understood that Corporation funds are not for personal use or for business use without pre-approval.

No expenditure of Corporation funds will be approved unless the manager responsible for approving the expenditure is satisfied with the justification for and the amount of such expenditure. Whenever is the case, such approval shall be granted in accordance with the Corporation’s Policy on Limits of Authority.

IX.	CONFIDENTIAL INFORMATION

In the course of their employment, Employees may have access to confidential information about the Corporation, as well as its customers and suppliers, and about other Employees of the Corporation. “Confidential information” is any information, either verbal or written, which is not generally known to the public and this includes, but is not limited to, information on technology, business data such as its order backlog, customer specific billing rates and financial data.

Code of Ethics

Measures must be taken to limit access to such confidential information to only those persons who “need to know” it in the performance of their duties and those privies thereto must be advised that they have the obligation to keep it confidential.

Outside parties privy to undisclosed material information concerning the Corporation must be advised that they cannot divulge such information to anyone without the Corporation’s consent. The Corporation may request such outside parties to sign a confidentiality and non-disclosure agreement.

It is the responsibility of each Employee to act in good faith and to treat any confidential information with the utmost care. If necessary, the Employees are to refer to the Disclosure Policy of their respective corporation.

In order to prevent the misuse or inadvertent disclosure of important information, the procedures set forth below should be observed at all times:

¡	documents and files containing confidential information must be kept in a safe place to which access is restricted to Employees who “need to know” such information in the performance of their duties;

¡	confidential matters should not be discussed in public places (elevators, hallways, restaurants, airplanes, taxis, or elsewhere);

¡	confidential documents should not be read or remain visible in public places and should not be discarded where third parties can retrieve them;

¡	Employees must ensure that they maintain the confidentiality of information in their possession inside or outside the workplace;

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transmission of documents containing confidential information by electronic means or by fax should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions; and

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unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after the meetings; extra copies should be shredded or otherwise destroyed in a safe manner.

The rules set out above apply not only to the Corporation’s information, but also to information that belongs to a third party, such as a supplier, customer or competitor.

Moreover, a new Employee may not disclose any confidential information about his previous employer. Likewise, an Employee leaving the Corporation still remains bound by the obligation to safeguard its confidential information, even after he has left.

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X.	INSIDER TRADING

The Stock Exchange and Securities laws and regulations contain very strict provisions governing the use and disclosure of non-public information that may have a significant effect on the market price of a public corporation’s shares. Any person that contravenes those provisions may be subject to heavy fines and damages.

QI and TVA Group Inc. (“TVA”) are corporation with shares listed on the Toronto Stock Exchange. Therefore, it is illegal for anyone to trade in shares of QI and of TVA , if that person is aware of important information about any of these corporations that has not been publicly disclosed. It is also illegal for anyone to inform any person about important non-public information, other than in the normal course of business.

Therefore, the Corporation’s directors, officers and employees who are aware of confidential information that could have an effect on the market price of the securities of QI, TVA or those of a counterparty with whom there are ongoing important negotiations, are prohibited from trading in shares of these corporations or that counterparty, until the information has been fully disclosed and a reasonable period of time has passed since the public disclosure of the information.

In addition, all the insiders of QI and of TVA are prohibited from trading in the securities of these corporations during certain trading blackout periods stipulated under their respective Policy relating to the use of privileged information.

When an Employee is uncertain whether he may trade the securities of QI or of TVA, he must refer to the Disclosure Policy in force and contact the Secretary of the Corporation.

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XI.	BUSINESS RECORDS

The Corporation follows extremely high standards with regard to the accuracy and integrity in which its business records are maintained. These serve as a base for the management of its business, the assessment and carrying out of its obligations towards its shareholders, Employees, clients and suppliers, as well as for assuring compliance with legal, fiscal and financial requirements. Consequently, Employees must record information with precision and integrity, so that all business records of the Corporation are reliable and accurate.

Employees must maintain the Corporation’s business records, including its books, accounts, financial statements, transaction files and litigation files with integrity and precision, in a manner that accurately reflects its commercial activities and in compliance with the legal and regulatory requirements and with other policies of the Corporation.

All the financial activities must be properly recorded in the accounting records and the accounting procedures must be supported by the appropriate internal controls.

Work orders, supporting documents, invoices, pay slips and other similar data must be factually accurate, true, complete and maintained according to the Corporation’s current practices. Employees must not remove or destroy any file or record without the authorization of their superior. Such authorization will only be granted in accordance with the applicable laws and Corporation policies.

Deliberate recording of wrong data on any report, record or memorandum constitutes a dishonest act which may have a serious impact on the Corporation’s operations and is therefore unacceptable.

XII.	INTERACTIONS WITH THE PUBLIC

The Corporation wishes to maintain open and honest communication with the investment community, the media and the securities regulatory authorities. To ensure that the Corporation complies with the law while protecting its interest and confidential issues, only the Corporation’s designated spokespersons are authorized to represent and deal on its behalf with the public, the investment community, the securities regulatory authorities and the media, the whole in conformity with the Disclosure Policy in force.

Thus, Employees who are not designated spokespersons must not respond, under any circumstances, to inquiries from the public, the investment community, the media, the securities regulatory authorities or others, unless specifically asked to do so by a designated spokesperson. If an Employee receives such a request, whether verbal or written, the Employee must forthwith direct it to one of the Corporation’s designated spokespersons.

An Employee may not represent the Corporation in public, in any manner whatsoever, unless specifically requested to do so by the management, the Board of Directors, or a designated

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spokesperson. When an Employee expresses a personal view in a public forum, he may not use the Corporation’s letterhead or its e-mail or any reference to his business address or title.

When an Employee is asked to make a public presentation about his job within the Corporation, that Employee must obtain the immediate superior’s approval. In case of doubt, the immediate superior must seek advice from the Corporation’s Communication Department.

XIII.	SOCIAL MEDIA

Being a communications company, the Corporation recognizes the importance of social media (Facebook, MySpace, Twitter, LinkedIn, YouTube, blogs, etc.) as tools which facilitate communication, exchanges and transmission of information in a fast and efficient manner. However, the use of social media, even for personal use, comprises certain risks that could tarnish the Corporation’s reputation. The speed of social media communications, the level of interactivity of its users, as well as the limitless access they provide, justify the need for higher vigilance.

When Employees make personal use of the social media and collaboration sites, they must use their personal email addresses, speak on their own behalf and never present themselves as authorized spokespersons for the Corporation. Employees may, however, indicate on their profiles that they work for the Corporation, although they must not say anything that could harm the Corporation’s image. We remind that the confidentiality and loyalty obligations towards the Corporation apply at all times and in all places and that Employees are expected to be vigilant in their communications as well as be respectful towards the Corporation, its products and services, its competitors and their colleagues, past and present.

An Employee who contravenes these rules exposes himself to disciplinary measures which could include termination.

XIV.	RESPECT FOR THE ENVIRONMENT

The Corporation is concerned about the health and well-being of its Employees and of the communities surrounding its installations. Therefore, it is committed to respect the laws and regulations in force in matters of environment and will favour any procedure or initiative from its Employees aiming at reducing any negative impact on the quality of air, ground or water that could result from its activities.

XV.	COMPETITION BEHAVIOUR

The Corporation seeks to outperform its competitors fairly and honestly and to achieve competitive advantages through superior performance. Employees should always strive to deal honestly with the Corporation’s customers, suppliers, competitors and other Employees. No one should benefit from an undue commercial advantage of anyone through manipulation,

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concealment, abuse of privileged information, false representation, or any other unfair dealing practice.

The Employees must also respect all laws pertaining to competition. In addition, no Employee may participate in discussions, agreements, projects, arrangements, whether formal or informal, with competitors or potential competitors, on issues dealing with prices, pricing rates, territories or customers to be served.

Penalties imposed for non-compliance with the laws pertaining to competition are severe. They entail heavy fines, prison sentences and damages. The penalties are equally applicable to the Employees and the employer. Also, an investigation resulting from an alleged violation of the competition laws could seriously prejudice the Corporation.

Due to the complexity of the laws pertaining to competition, the Corporation recommends that its Employees consult, as needed, the Corporation’s Legal Affairs Department on such matters.

XVI.	LEGAL COMPLIANCE

As a general rule of conduct, all Employees of the Corporation must, at all times, comply with all laws and regulations applicable to the Corporation and to the citizens in general.

In order to become familiar with and comply with the laws and regulations that affect or govern their area of responsibility, Employees can consult with and be guided by their manager or the Corporation’s Legal Affairs Department. Decisions regarding the application of such laws and regulations should not be made without the advice of the Corporation’s Legal Affairs Department. Similarly, an Employee should avoid proceeding in a manner which, in the opinion of such Department, would be in violation of the law.

XVII.	QUESTIONS AND REPORTING VIOLATIONS

If, at any time, an Employee is unsure about whether an act may contravene this Code or if he has any question in connection therewith, he should seek advice from the person in charge of the Human Resources Department. Equally, any question regarding ways to address ethical matters should be brought to the attention of his manager or the person in charge of the Human Resources Department.

Employees who become aware of any behaviour in violation of this Code, other Corporation policies or any law, rule or regulation applicable to the Corporation, must promptly report such violation to their manager. If this procedure is not appropriate under the circumstances or if no satisfactory answer is obtained, Employees should contact the person in charge of the Human Resources Department.

No Employee should accept any instruction from their manager that contravenes this Code, other Corporation policies or any applicable law, rule or regulation of which they are aware and an

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Employee should immediately report any instruction that contravenes this Code to the person in charge of the Human Resources Department or to the Vice President, Legal Affairs.

All reporting of a violation will be dealt with confidentially, within the limits imposed by law and the Corporation will not tolerate any kind of reprisal against any person who, in good faith, reports to the Corporation real or potential issues relating to violations of this Code, other Corporation policies or any applicable law, rule or regulation.

The Corporation recognizes that Employees may be reluctant to report certain types of violations or infractions. It is for that reason that the Corporation offers a confidential toll-free telephone line and Web site operated by an independent third party. This will allow Employees to anonymously report any and all complaints or all forms of suspicious acts or irregularities pertaining to accounting, internal controls, auditing matters, fraud, theft, illegal use of Corporation property and insider trading. In such cases, the Corporation hopes that its Employees will report those types of violations. For more information concerning this toll-free confidential telephone line and Web site, the Employees are invited to refer to Appendix 1 of this Code, which is entitled “ClearView ConnectsTM—Questions and Answers”.

XVIII.	VIOLATION

Any violation of this Code, other Corporation policies or applicable rules or regulations, may result in disciplinary measures, ranging from a simple warning or reprimand, to termination of employment.

Disciplinary measures may be taken against any Employee, for directly violating or enticing others to violate this Code, other Corporation policies or applicable laws or regulations. An Employee can also be subject to disciplinary action if he fails to cooperate with an investigation relating to any such violation, knowingly falsely accuses another Employee of a violation or retaliates against a person who reports a violation or suspects a violation.

Disciplinary measures will also be taken against any manager who is aware that one of his staff members is about to engage in a prohibited conduct and who fails to take preventive action. Managers may also be subject to disciplinary action if they fail to effectively supervise their staff.

Furthermore, non-compliance to laws and regulations could entail civil or criminal lawsuits resulting in potential fines and prison sentences.

XIX.	COMMUNICATION OF THE CODE

QMI’s Vice President, Human Resources, has the responsibility of ensuring that each Employee within the Corporation receives a copy of the Code and that each new Employee signs the declaration included with the Code upon receipt of his copy.

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The Vice President, Human Resources of QMI, together with the Vice President, Internal Audit of QMI, have the responsibility to annually communicate the Code to all Employees. Every four years, the Employees must sign again the declaration concerning the Code, except if substantial review of the Code has been made during this period. In that case, the Employee will receive a new copy of the Code and a new declaration will be requested.

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APPENDIX 1

“CLEARVIEW CONNECTS™ - QUESTIONS AND ANSWERS”

Who provides the service?

ClearView ConnectsTM is a telephone service and a website operated by ClearView Strategic Partners Inc. (“ClearView”), an independent third party. Employees may access the website of ClearView ConnectsTM at www.clearviewconnects.com.

Why use this service?

The Corporation attaches a great deal of importance to the values of honesty and integrity. All Employees are encouraged to report all complaints or all forms of suspicious acts pertaining to accounting, internal controls, auditing matters, fraud, theft, illegal use of Corporation property and insider trading. If an Employee is uncomfortable reporting this type of information through the normal chain of command, then he is able to report it anonymously, without fear of reprisal through the toll-free confidential telephone line or secure website.

Who can use this service?

All Employees without distinction.

When to use this service?

You should use the ClearView ConnectsTM telephone service or website as soon as you notice a suspicious behaviour.

For example:

¡	Accounting irregularities;
¡	Falsification of the Corporation’s records;
¡	Fraud;
¡	Misuse of confidential information (Insider Trading);
¡	Irregularity in the handling or reporting of financial transactions;
¡	Significant breach of internal controls;
¡	Theft.

You must keep in mind that if you wait too long before reporting the incident, it becomes more difficult to investigate the matter.

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How is anonymity preserved?

You will never be asked to provide your name when you call ClearView ConnectsTM. If you identify yourself, there can be no retaliation or reprisal. The service is offered to resolve situations of wrongdoing and not for the purpose of identifying the Employee who reported it.

When you use the ClearView ConnectsTM website, your e-mail address is automatically encrypted to preserve your identity. ClearView has formally undertaken not to divulge any confidential information received from an Employee (including his name) without that Employee’s specific consent. Also, the Corporation has unconditionally undertaken to preserve the anonymity and confidentiality.

What happens when you use the toll-free telephone line?

When you call, a ClearView Agent with the necessary skills is automatically assigned to take the call in your language. You will have to provide forthwith the following information: the circumstances of the incident, the persons involved, and any other information (i.e. dates, time, names, places, and credible witnesses, if possible).

The ClearView Agent will ask you to identify the name of the Corporation, subsidiary or division where the incident you wish to report took place. In some cases, he may have to ask you to disclose the exact address. After gathering all the information pertaining to the incident, he will ask you to categorize the incident according to a pre-established list and will ask you specific questions relating to that particular category. The ClearView Agent will then provide you with a user code and login, which will be valid for a fourteen-day period only. You will have to write down that information, since ClearView will not keep any trace of it, so as to preserve your identity. If you lose that information, you will not be able to consult your incident report. The user code and login will enable you to call back ClearView and to verify the status of your report. If you call back, it is possible that the ClearView Agent will ask you to answer additional questions received from the Corporation’s representatives who are responsible for reviewing and analyzing the incident reports.

What happens when you use the ClearView ConnectsTM website?

The procedure used to report an incident on the website is similar to the telephone reporting procedure.

When you access the ClearView ConnectsTM website, please follow the instructions.

To begin, you will have to first enter the name of the Corporation, subsidiary or division where the incident you wish to report took place. You may then access the Web page dedicated to the Corporation. You will be able to read the Corporation’s welcome message and you will be invited to consult its Code of Ethics, which is posted on that Web page. You will have to describe the incident and provide the following information: the circumstances of the incident, the persons involved, and any other information (i.e. dates, time, names, places, and credible

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witnesses, if possible). You will then have to categorize the incident according to a pre-established list by checking the appropriate box and answer specific questions relating to that particular category. Once you have replied to all the questions, you will be assigned a user code and a login, which will be valid for a fourteen-day period only. You will have to write down that information, since ClearView will not keep any trace of it, so as to preserve your identity. If you loose that information, you will not be able to consult your incident report. This will enable you to verify the status of your incident report which will be posted on the ClearView ConnectsTM website by using your user code and login. After a preliminary review of the incident report, the Corporation’s representatives (who are responsible for reviewing and analyzing the incident report) will be able to add additional questions in the report, if deemed necessary.

Who may investigate?

The Vice-President, Internal Audit of QMI has the exclusive authority to investigate. Since he reports to the Audit Committee, this guarantees his independence.

How to use this confidential service?

To use the telephone service, the Employees must dial 1-877-821-5801.

The Employees may access the ClearView ConnectsTM website at www.clearviewconnects.com.

When is the service available?

It is available 24 hours a day, 7 days a week.

Will the Employees filing a complaint be informed of the results of any investigation?

No, not directly.

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EMPLOYEE DECLARATION

I, the undersigned, hereby acknowledge that I have received a copy of the Code of Ethics of Quebecor Inc. and that I agree to comply with its provisions.

_________________________________________________

Name (in capital letters)

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Service / Location

_________________________________________________

Signature

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Date

The sections related to the reporting of violations apply only to those areas where it is permitted by laws and regulations.